Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474
Virco Announces Third Quarter Results
Torrance, California — December 10, 2009 — Virco Mfg. Corporation (NASDAQ: VIRC) today announced third quarter and year-to-date earnings in the following letter to stockholders from Robert A. Virtue, President and CEO:
Virco’s principal market, K-12 Furniture, Fixtures and Equipment (K-12 FF&E) continues to struggle in the deepest funding recession since the end of World War II. Relatively speaking, however, things are better in our market than in related markets for corporate office furniture, where year-over-year revenue declines of 30% or more are being reported by industry groups such as the Business and Institutional Furniture Manufacturer’s Association. Compared to this, our year-to-date decline of 10.7% is relatively modest. However, in the third quarter this decline accelerated somewhat, with shipments falling 16.0% compared to the prior three months. Here are the numbers for the quarter and the first nine months:

	Three Months Ended		Nine Months Ended
	10/31/2009	10/31/2008	10/31/2009	10/31/2008
	(In thousands, except share data)
Net sales	$62,920	$74,866	$164,592	$184,276

Cost of sales	41,875	50,372	109,471	124,340

Gross profit	21,045	24,494	55,121	59,936
Selling, general administrative & other expense	17,500	18,107	49,370	52,382

Income before taxes	3,545	6,387	5,751	7,554

Income tax provision	640	2,607	1,787	3,118

Net income	$2,905	$3,780	$3,964	$4,436

Net income per share — basic	$0.21	$0.26	$0.28	$0.31
Net income per share — diluted	$0.20	$0.26	$0.28	$0.31

Weighted average shares outstanding — basic	14,162	14,467	14,172	14,443

Weighted average shares outstanding — diluted	14,182	14,485	14,182	14,467

Cash dividend declared	$0.05	$0.05	$0.10	$0.10

	10/31/2009	1/31/2009	10/31/2008
Current assets	$53,043	$57,799	$57,558

Non-current assets	59,865	60,276	58,332

Current liabilities	22,644	27,664	24,475

Non-current liabilities	21,545	24,248	17,972

Stockholders’ equity	68,719	66,163	73,443

Last year’s third quarter net income was enhanced by a one-time gain of approximately $1,131,000 on the sale of real estate. Including that one-time gain in last year’s results, net income through nine months has declined 10.64% this year, almost in lock-step with revenue.
We attribute the recent slowdown in orders to ongoing uncertainty at the school district level about the application process and accountability requirements for funds from the American Reinvestment and Recovery Act of 2009, the “stimulus” legislation, as well as fears about next year’s funding, especially in states like California and Florida. These two states have accounted for more than 50% of this year’s revenue decline. In fact, if we exclude six states from the analysis, aggregate revenue for the other 44 states is actually up from last year. This gives us confidence that our combination of pricing, product assortment, and multi-channel distribution remains relevant in many regions of the country as well as internationally, where we’ve had some major successes this year.
Gross margin for the third quarter was 33.45%, compared to 32.72% for the same period last year. Through nine months, gross margin is 33.49% versus 32.53% last year. This improvement is due mainly to lower raw material costs, which helped offset the impact of lower factory volume. We also attribute part of the improvement to the inherent efficiencies of our vertical business model which again helped us balance the interests of multiple constituencies such as shareholders, customers, employees, and business and financial partners. These efficiencies also permitted us to invest aggressively in new product development and maintain our commitment of releasing at least one major new product line per year. This year’s release is a line of teacher desks called Parameter™ that we believe will set new standards for function, style and value in this important and often overlooked product category.
We are particularly pleased that we’ve been able to achieve global cost competitiveness without layoffs. Indeed, our skilled and experienced American employees are the ultimate source of our competitiveness, which is why we have long viewed job preservation as not just a social good, but a business necessity. Among the important elements of balance we maintained in the third quarter were: 1) continuation of a cash dividend to shareholders; 2) the reduction of bank debt on our seasonal revolver to zero; and 3) passing along lower prices to educators for our core “classroom basics.” Given the current cost competitiveness of the K-12 FF&E market, this last accomplishment is one of the strongest confirmations we have that our Arkansas and California factories are now operating at very high standards of cost, quality, and on-time delivery. It was only a few years ago that conventional wisdom seemed to suggest inevitable closure of U.S. factories and consequent elimination of the hundreds of jobs they support. We believed then, and we continue to believe, that when confronted with a challenge and given appropriate resources, American workers will innovate their way to a successful result.
Looking forward, we see ongoing funding challenges for public schools and colleges in 2010. Very few dollars from the American Reinvestment and Recovery Act have actually made their way to these public institutions, and they continue to struggle with reduced tax receipts and rising costs of their own. In California, where we’re headquartered, state universities and community colleges are raising tuitions and simultaneously turning away applicants, many of whom already hold 4-year degrees and are seeking re-training in the practical trades that they believe will be better insulated from recent job losses in the white collar professions for which they were originally trained. This trend of budget shortfalls appears likely to continue for at least 18 months, placing additional pressure on pricing and related margins as suppliers of capital goods to these institutions compete aggressively for every available project. We intend to use the vertical efficiency of our business model to deliver superior value to educators and in so doing build market share in the industries we serve.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the costs of utilities and freight; the continuing impact of our Assemble-to-Ship and Equipment for Educators™ programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form 10-K for the year ended January 31, 2009, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing